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                                                                     EXHIBIT 8.1
                     [McDERMOTT, WILL & EMERY LETTERHEAD]


                               December 9, 1996



Canandaigua Wine Company, Inc.
116 Buffalo Street
Canandaigua, NY  14424

     Re:  Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Canandaigua Wine Company, Inc. (the "Company") in connection with the above-referenced registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of $65,000,000 aggregate principal amount of 8 3/4% Series C Senior Subordinated Notes due 2003 (the "Exchange Notes") of the Company to be offered in exchange (the "Exchange") for the Company's outstanding 8 3/4% Series B Senior Subordinated Notes due 2003 (the "Old Notes").

     We have reviewed the information that appears under the caption "Certain Federal Income Tax Considerations" in the prospectus that is included in the Registration Statement. In our opinion the foregoing discussion is accurate in all material respects.


                                 Very truly yours,


                                 /s/ McDermott, Will & Emery